Exhibit 99.2

Pixelworks, Inc. Q3 2013 Conference Call
November 7, 2013

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter ended September 30, 2013.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, November 7, 2013, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our Q3 financial results and discuss our outlook for the fourth quarter of 2013.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today.

Q3 13 Recap

•	Q3 2013 revenues of $15.3M were up 60% over Q2, driven by growth in our product business as well as success in our licensing initiative.

•	We returned to profitability, as all other Non-GAAP metrics came within the range of guidance, and we generated positive EBITDA, cash flow, and delivered EPS of $0.10.

•
Overall Book to Bill was greater than one, reflecting success in our licensing business and an improving environment as customers ramped the PA168, our next generation video processor, into volume production.

•	Q3 was an important quarter on a number of fronts, as we achieved several major milestones that significantly improved our business and financial position:

◦
During the quarter, we closed a $10.3M license and services engagement for our advanced video technology. This is a significant milestone and validation of our technology and expertise, and reinforces our thesis regarding the growing importance and need for video processing.

◦	We also completed a $10M equity offering that further strengthened our balance sheet and significantly improved the financial position of the company.

◦
We delivered initial samples of the advanced chip we are developing under our co-development partnership. This is an important milestone on this project and we are on track for volume production in the first half of next year, which we believe will result in significant market share gains in 2014.

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As mentioned last quarter, we continue to see strong demand for our technology, which points to the growing importance of our portfolio of advanced video display processing techniques and we continue to experience a robust licensing pipeline.

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Pixelworks has a 15 year legacy of innovation in video, with a portfolio of over 120 issued patents and we continue to focus on developing and advancing our Intellectual Property around the key areas of next generation video processing.

•	Our 6th generation technology that powers the PA168 video processor handles the most demanding and difficult video quality problems and includes our patented halo free technology.

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The PA168 is in mass production and is targeted for Large Screen Ultra HD applications to help make the most of this new resolution standard by delivering the best Video Quality in the industry and TVs based on the PA168 are getting great reviews.

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Traditionally this type of video processing has typically been applied to large screens, but in 2014, Pixelworks will bring our industry-leading video expertise and innovation to all screens, and we are on track to deliver products in the first half of 2014.

•	At CES in January we will demonstrate our 7th generation technology, designed to improve the video display quality of mobile applications to key industry partners and customers.

Trends

•	With the increase of resolutions and media consumption rising across all screens, users are demanding the best visual experience for their content, regardless of the screen they're watching it on.

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As manufacturers vie for market share, resolution is a key product feature and brand differentiation and the superior video picture quality Pixelworks' technology will provide will be a powerful advantage.

•	Resolutions are rising for every screen, and the devices with highest resolutions are setting the bar for every other device.

•	Today, large screens are just starting to move to 4Kx2K Ultra HD resolutions with mobile screens just now moving to HD.

•
As an indication of things to come, LG Display recently announced a Quad HD mobile display of 5.5” with 2Kx1K resolution and 538 PPI, 4 times the resolution of a mobile HD display and Japan Display announced a 12.1” display with 4K resolution and 365 PPI.

•	These are just a few of the data points confirming that we are just at the beginning of a massive wave of resolution increases across all screens.

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Video is a key element driving the transformation of these devices as more and more video is created and distributed, more devices are capable of displaying video, and more people are consuming video on an expanding variety of screens, and viewers are now watching multiple screens at the same time as well.

•	With more screens delivering high resolution than ever, the number of pixels to be processed will continue growing exponentially.

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One contributing factor is the steady increase of camera resolutions, with some cell phone cameras now up to 41 megapixels, thus guaranteeing users will be creating more and more high resolution images and video.

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As mobile devices become more intelligent, to stay within the bounds of size and power consumption constraints, innovative approaches to high-efficiency video processing are needed, so that creating compelling video quality does not become a drag on overall system performance.

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Pixelworks has a track record of solving the most difficult video quality problems for large screens, and because this is all w do and because we do it better than anyone, we are in the best position to deliver the innovative solutions customers need to solve the video processing challenges of all screens.

Projection Market

•	Last quarter we announced our VueMagic™ Mobile Presenter initiative with our partner Sony, who is a leader in the projection display market.

•	Mobile connectivity is becoming a key feature for next-generation projectors, especially for the education market.

•	Our VueMagic™ app is designed to offer wireless connectivity for mobile devices such as tablets, smartphones and ultrabooks, to projectors based on our Topaz platform,.

•	Topaz design win momentum continues to be robust, and VueMagic™ is an additional value add to our customers that base their products on Topaz.

•	During the quarter, five new Tier 1 projector customers committed to using VueMagic™ and will be rolling out in the coming quarters continuing the momentum of our VueMagic™ initiative

•
Pixelworks is committed to innovative leadership in the projector market, and all of these new solutions and value-add capabilities have been introduced to continue to please our customers and drive market share.

Closing Summary

•	In closing, Q3 2013 was a significant quarter as we returned to growth and profitability.

•	We achieved several major milestones that significantly improved our business and financial position:

◦	we captured a significant licensing engagement,

◦	delivered initial samples of our co-development chip; and

◦	we completed a $10 million equity offering that significantly strengthened our balance sheet.

•	At CES in January next year we will demo our 7th generation technology for mobile applications, and we are on track to deliver products in the first half of 2014.

•
We are at the beginning of a massive trend, as higher resolutions and video consumption across a growing number of displays, exponentially increase the amount of pixels to be handled and driving the need for innovative approaches to high-efficiency video processing, increasing the value proposition of our technology and expertise.

•
With the recent achievement of a number of key milestones, a robust pipeline of customer engagements and licensing opportunities, and mobile products on the horizon, we are excited about the potential for Pixelworks and well positioned for the future.

•	Now, I’d like to turn the call over to Steve to review the financial details of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the third quarter 2013 was $15.3 million, compared to $9.6 million in the second quarter of 2013 and $16.3 million in the year-ago quarter. As Bruce mentioned, the sequential increase in revenue was due to the recognition of notable licensing revenue during the quarter as well as further ramping of our PA168 for the advanced TV market. Third quarter revenue was down compared to the year-ago quarter primarily as a result of lower chip sales.

The split of our third quarter chip revenue by market was:
63% digital projection,
27% TV and panel,
10% embedded video display

Licensing revenue was $4.8 million in the third quarter, compared to effectively no licensing revenue during the previous quarter.

Revenue from digital projection in Q3 was approximately flat quarter-over-quarter at $6.6 million.

Revenue from TV and panel grew for the second consecutive quarter, increasing $1.2 million sequentially to $2.8 million in the third quarter. As previously mentioned, this strength was largely driven by the continued ramp of our PA168 for Ultra High Definition televisions.

Embedded video display revenue in Q3 was approximately $1 million.

Non-GAAP gross profit margin was 61.6% in the third quarter, compared to 49.7% in the previous quarter and 49% in the third quarter of 2012. The increase in gross margin during the quarter was primarily driven by the higher margin licensing revenue recognized in the quarter.

Non-GAAP operating expenses were $7 million in the third quarter of 2013 compared to $8.7 million in the prior quarter and $7.7 million in Q3 2012. Operating expenses for the third quarter of 2013 as well as the year-ago quarter include a reimbursement to research and development expense as the result of achieving certain milestones related to our previously announced co-development agreement.

As we discussed last quarter, the chip created as a part of this co-development agreement is expected to result in revenue beginning in the first half of 2014.

Adjusted EBITDA was $3.5 million in Q3 2013, compared to a negative $2.9 million in the second quarter of 2013 and positive $1.4 million in the third quarter of 2012. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis we recorded net income of $2.1 million, or 10 cents per diluted share, in the third quarter of 2013. This compares with a net loss of $4.2 million or a 23 cent loss per share in Q2 and non-GAAP net income of $300,000, or 2 cents per diluted share in the third quarter of 2012.

Moving to the balance sheet, during the quarter Pixelworks successfully completed an equity offering totaling approximately 3 million shares at a price of $3.50 per share, which generated net proceeds of approximately $9.6 million. Cash and marketable securities ended the quarter at approximately $21.5 million, compared to $11.2 million at the end of the previous quarter. The company had no debt and a zero balance on its preexisting line of credit at the end of Q3 compared with a balance of $3.5 million at the end of the previous quarter.

Other balance sheet metrics include day’s sales outstanding of 15 days at September 30, compared with 25 days at the end of the prior quarter, and inventory turns of 11.3 times in Q3 compared to 8.8 times in the second quarter of 2013. The recognition of higher licensing revenue positively impacted both DSO and inventory turns during the September quarter.

Guidance

Looking ahead to Q4, we currently expect revenue to be in the range of $14 to $16 million.

We expect gross profit margin for the quarter to range between 55% to 58% on a non-GAAP basis and 54% to 57% on a GAAP basis.

In terms of operating expenses, we expect to complete the final milestone related to our co-development agreement and realize approximately $1.8 million of reimbursement credits during the fourth quarter of 2013, which will again reduce quarterly operating expenses. As such, we expect operating expenses in the fourth quarter to range between $7 million and $8 million on a non-GAAP basis, and $7.5 million to $8.5 million on a GAAP basis.

And finally, we expect to record a non-GAAP net profit of between breakeven and 7 cents per share; and we expect our GAAP results to range between 4 cents loss per share and 4 cents profit per share.

That concludes my comments. We will now open the call for your questions.